Exhibit 99.1

Aureus Greenway Holdings Inc. Announces $20 Million Bridge Loan to Powerus

WEST PALM BEACH, Fla., March 23, 2026 (GLOBE NEWSWIRE) — Aureus Greenway Holdings Inc. (Nasdaq: AGH) today announced that it has entered into a $20 million bridge loan arrangement with Autonomous Power Corporation, doing business as Powerus (“Powerus”), to provide working capital and support continued execution ahead of the parties’ previously announced definitive business combination agreement.

Aureus Greenway Holdings and Powerus previously announced a definitive agreement for a business combination expected to create a publicly traded platform for autonomous systems across air, land, and sea, focused on defense, critical infrastructure, and precision agriculture markets.

As part of the bridge loan, Aureus Greenway Holdings will provide Powerus with a $20 million bridge loan intended to support near-term working capital needs and continued execution toward the expected closing of the proposed transaction, subject to customary conditions and approvals.

Proceeds are intended to support manufacturing readiness and inventory levels for key programs, including “Guardian-1” counter-drone interceptors, “FireShield” autonomous firefighting systems, and “SPY”, Powerus’s domestically oriented thermal-capable platform designed as an alternative for customers seeking non-PRC supply chain options.

“Providing this bridge financing reflects our continued confidence in the Powerus platform and our commitment to supporting execution as we work toward closing the proposed business combination,” said Matthew J. Saker, Interim Chief Executive Officer of Aureus Greenway Holdings Inc. “This capital is intended to support operational momentum and manufacturing readiness, which we believe will be important to building long-term value as the transaction advances.”

Andrew Fox, Founder and Chief Executive Officer of Powerus, stated, “This bridge loan strengthens our ability to execute near-term manufacturing objectives and maintain the inventory and production cadence required by our business plan. It supports continued progress as we work toward the proposed closing and helps position us to meet demand across key programs, subject to customer requirements and applicable approvals.”

ABOUT AUREUS GREENWAY HOLDINGS INC.

Aureus Greenway Holdings Inc. (Nasdaq: AGH) owns and operates golf course properties in Florida, including Kissimmee Bay Country Club and Remington Golf Club in the greater Orlando region. For more information, visit aureusgreenway.com.

MERGER WITH AUTONOMOUS POWER CORPORATION

AGH entered into a definitive business combination agreement with Autonomous Power Corporation (d/b/a “Powerus”) which is expected to result in a combined company operating under the name “Powerus Corporation” upon meeting certain closing conditions. Such closing conditions might never be met, and the merger might never occur. Upon completion, Powerus will focus on supporting the American drone industry dominance through domestic manufacturing, autonomous systems innovation, and strategic defense partnerships.

ABOUT POWERUS

Autonomous Power Corporation, doing business as Powerus, is building a platform for acquiring, integrating, and scaling autonomous systems intended for demanding environments across defense, critical infrastructure, and precision agriculture. Powerus operates through wholly owned subsidiaries including Kaizen Aerospace, Tandem Defense, and Agile Autonomy. For more information, visit power.us.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding the proposed business combination between AGH and Powerus, the expected timing of completion of the transaction, the expected use of proceeds from the bridge loan, and anticipated operational and manufacturing initiatives. Forward-looking statements may be identified by words such as “may,” “will,” “should,” “plans,” “intends,” “expects,” “believes,” “estimates,” “anticipates,” “potential,” “continue,” or similar expressions, or the negatives of such terms. These statements are based on current expectations and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially. There can be no assurance that the proposed transaction will be consummated or as to the timing of any such consummation.

Actual results may differ materially due to a number of factors, including, among others: (1) the risk of delays in consummating the proposed transaction, including as a result of required regulatory and stockholder approvals; (2) the risk that a condition to closing the transaction may not be satisfied; (3) the possibility that anticipated benefits of the proposed transaction will not be realized within the expected timeframe; (4) disruption to the parties’ businesses as a result of the announcement and pendency of the proposed transaction; (5) the ability of Powerus to execute its operating plan and manufacturing initiatives; (6) changes in applicable laws or regulations; and (7) other risks and uncertainties described in AGH’s filings with the SEC. Additional factors can be found in AGH’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, each filed with the SEC and available at sec.gov. Neither AGH nor Powerus undertakes any obligation to update forward-looking statements, except as required by law.

NO OFFER OR SOLICITATION

This communication is for informational purposes only and is not intended to and shall not constitute an offer to buy or sell, or the solicitation of an offer to buy or sell, any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under applicable securities laws.

IMPORTANT INFORMATION AND WHERE TO FIND IT

In connection with the proposed transaction, AGH expects to file a registration statement on Form S-4 with the SEC, which will include an information statement and preliminary prospectus of AGH. After the registration statement is declared effective, AGH will mail to its stockholders a definitive information statement that will form part of the registration statement on Form S-4. Investors and security holders are urged to read the registration statement and the joint information statement/prospectus when available because they are expected to contain important information about AGH, Powerus, and the proposed transaction. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC by AGH through the SEC’s website at sec.gov or at AGH’s website at aureusgreenway.com/secfilings.

MEDIA AND INVESTOR RELATIONS

Ir@aureusgreenway.com